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                                                              EXHIBIT 23.4

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-4 of our report, dated February 13, 1996, on our audits of the consolidated financial statements and financial statement schedule of Bally Gaming International, Inc. We also consent to the reference to our firm under the caption "Experts." As noted under the captions "The Merger--Opinion of BGII Financial Advisor" and "Experts," Coopers & Lybrand L.L.P. neither examined nor compiled nor had any other involvement with the preparation of the accompanying prospective financial information included in this registration statement and, accordingly, we do not express an opinion or any other form of assurance with respect thereto, nor do we assume any responsibility for such prospective financial information.

                                          Coopers & Lybrand L.L.P.

Las Vegas, Nevada

March 6, 1996